Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
AMERICAN ELECTRIC POWER COMPANY, INC.
Under Section 805 of the Business Corporation Law

The undersigned, being respectively an Executive Vice President and an Assistant Secretary of American Electric Power Company, Inc., hereby certify that:

1.    The name of the corporation is AMERICAN ELECTRIC POWER COMPANY, INC. The name under which the corporation was formed is American Gas and Electric Company.

2.    The Department of State on February 18, 1925 filed the certificate of consolidation forming the corporation.

3.    The certificate of incorporation of the corporation, as heretofore amended, is hereby further amended pursuant to Section 801(b)(12) of the Business Corporation Law, to delete in its entirety Article 7.

4.     The certificate of incorporation of the corporation, as heretofore amended, is hereby further amended pursuant to Section 801(b)(14) of the Business Corporation Law, to renumber current Article 8 as Article 7 and current Article 9 as Article 8.

5.    The manner in which this amendment to the certificate of incorporation of the corporation, as heretofore amended, was authorized was by the (i) unanimous affirmative vote of the Board of the Directors of the corporation at its meeting duly called and held on the 24th day of February, 2015, a quorum being present, and (ii) affirmative vote of the holders of a majority of all outstanding shares entitled to vote thereon at the annual meeting of shareholders of the corporation duly called and held on the 21st day of April, 2015, a quorum being present.

IN WITNESS WHEREOF, the undersigned have signed the certificate this 21st day of April, 2015, and do affirm the contents to be true under the penalties of perjury.

/s/ David M. Feinberg
David M. Feinberg, Executive Vice President

/s/ Thomas G. Berkemeyer
Thomas G. Berkemeyer, Assistant Secretary